Exhibit 16.1

Michael Johnson & Co., LLC
Certified Public Accountants
9175 E. Kenyon Avenue, Suite 100
Denver, CO 80237
Phone 303-796-0099
Fax 303-796-0137



July 20, 2005


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549

RE:     MULTI-LINK TELECOMMUNICATIONS, INC.
        File No.  0-26013


Ladies and Gentlemen:

We were previously principal accountants for Multi-Link Telecommunications, Inc. ("Multi-Link") and, under the date of January 4, 2005, we reported on the financial statements of Multi-Link as of and for the year ended September 30, 2004. On July 20, 2005, we were notified by Multi-Link that they have engaged new auditors and this firm was dismissed. We have read Multi-Link's statements included under Item 4.01(a) of its Form 8-K expected to be filed on or about July 21, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Multi-Link's statement that during the two most recent fiscal years ended September 30, 2004, and the subsequent interim period prior to Michael Johnson & Co., LLC's dismissal, Multi-Link did not consult with other auditors regarding any of the matters or events set forth in
Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ Michael Johnson & Co., LLC

Michael Johnson & Co., LLC